UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/09/2009

DARA BioSciences, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19410

Delaware	04-3216862
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8601 Six Forks Road
Suite 160
Raleigh, N.C. 27615
(Address of principal executive offices, including zip code)

919-872-5578
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2009, in connection with a reduction in workforce, John C. Thomas, Jr., submitted his resignation as the Chief Financial Officer of the Company with an effective date of January 7, 2009.   Mr. Thomas will continue to assist the Company on a consulting basis.

On January 9, 2009, Ann A. Rosar was appointed as the Chief Accounting Officer of the Company. Ms. Rosar joined the Company in November 2007 as Controller and has an MBA in Finance. Ms. Rosar has twenty years of experience in finance with publicly held companies regarding regulatory reporting requirements. Her past experiences include Manager of Financial Reporting and Accounting, Senior Financial Analyst, and Business Manager.

Item 8.01.    Other Events

On January 6, 2009, DARA BioSciences, Inc. (the "Company") implemented a cost reduction plan to conserve its remaining cash balance which involves a reduction in workforce to five employees. The cost reduction plan was necessitated by the Company's inability to date to secure additional funds needed to continue to implement its business plan. The Company is focusing its resources on its two most advanced drug development programs, KRN5500 for neuropathic pain in cancer patients, the Phase 2a is fully enrolled, and DB959 for Type 2 Diabetes which has successfully completed all of its IND-enabling studies in preparation for regulatory submission of an IND to the FDA.

The Company plans to continue exploring various possible financing options that may be available to it, which may include a sale of it securities or the sale of certain of its investments. If the Company is able to secure additional funding, it may be able to resume one or more of its development programs. However, the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all.

If the Company is unable to secure additional funding it will devote its remaining resources to seeking a buyer or partner for its technology and related intellectual property and other assets, in bankruptcy or otherwise.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Date: January 12, 2009	By:	/s/ Ann A. Rosar
Ann A. Rosar
Chief Accounting Officer